EXHIBIT 4.1
WARRANT AMENDMENT AND EXERCISE AGREEMENT

THIS WARRANT AMENDMENT AND EXERCISE AGREEMENT (this “Agreement”), dated as of July 20, 2015, is by and between IZEA, Inc., a Nevada corporation (the “Company”), and the holder named on the signature page hereto (the “Holder”).

W I T N E S S E T H T H A T:
WHEREAS, the Holder is the record and beneficial owner of one or more of the following: (i) Warrants to purchase shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), at an original exercise price of $0.25 per share (the “2013 Series A Exercise Price”) issued pursuant to a Securities Purchase Agreement, dated May 31, 2013 (the “SPA”), (the “2013 Series A Warrants”); (ii) Warrants to purchase shares of Common Stock at an original exercise price of $0.50 per share (the “2013 Series B Exercise Price”) issued pursuant to the SPA (the “2013 Series B Warrants”); (iii) Series A Warrants to purchase shares of Common Stock at an original exercise price of $0.35 per share (the “2014 Series A Exercise Price”) originally issued on February 21, 2014 (the “2014 Series A Warrants”); and (iv) Series B Warrants to purchase shares of the Common Stock at an original exercise price of $0.50 per share (the “2014 Series B Exercise Price”) originally issued on February 21, 2014 (the “2014 Series B Warrants” and, collectively with the 2013 Series A Warrants, the 2013 Series B Warrants, and the 2014 Series A Warrants, the “Warrants”); and
WHEREAS, as of the date hereof, Holder is the record and beneficial owner of the Warrants set forth on the Holder’s signature page hereto (the “Holder Warrants”); and
WHEREAS, on the date hereof, there are issued and outstanding 2013 Series A Warrants to purchase an aggregate of 10,855,736 shares of Common Stock, 2013 Series B Warrants to purchase an aggregate of 7,118,236 shares of Common Stock, 2014 Series A Warrants to purchase an aggregate of 17,893,375 shares of Common Stock, and 2014 Series B Warrants to purchase an aggregate of 17,893,375 shares of Common Stock; and
WHEREAS, the Company’s board of directors has determined that it is in the best interests of the Company and its shareholders, including the Holder, to (i) reduce the number of Warrants outstanding and (ii) make certain amendments to the terms of the 2014 Series A Warrants and the 2014 Series B Warrants (together, the “2014 Warrants”) so that the Company is not required to treat the 2014 Warrants as liabilities on its balance sheet; and
WHEREAS, in order to accomplish its goals, the Company proposes for a period of not less than twenty (20) business days to reduce (i) the 2013 Series A Warrant Exercise Price to $0.1875, (ii) the 2013 Series B Warrant Exercise Price to $0.375, (iii) the 2014 Series A Warrant Exercise Price to $0.259, and (iv) the 2014 Series B Warrant Exercise Price to $0.37 (collectively, the “Offer”); and
WHEREAS, the Offer is conditioned upon (i) the agreement by the holders of at least a majority of the 2014 Series A Warrants (the “Requisite 2014 Series A Holders”) to amend the 2014 Series A Warrants to delete Section 2(a) thereof (the “2014 Series A Amendment”), (ii) the agreement by the holders of at least a majority of the 2014 Series B Warrants (the “Requisite 2014 Series B Holders”) to amend the 2014 Series B Warrants to delete Section 2(a) thereof (the “2014 Series B Amendment” and, together with the 2014 Series A Amendment, the “2014 Warrant Amendments”) (clauses (i) and (ii) collectively, the “Amendment Condition”), and (iii) the agreement by the holders of at least 70% of the outstanding Warrants to effect a cash exercise of their Warrants pursuant to the Offer (the “Minimum Condition”); and
WHEREAS, in order to induce the Company to make the Offer, the Holder wishes to agree, on the terms and subject to the conditions set forth herein, to (i) exercise the Holder Warrants for cash pursuant to the terms of the Offer and (ii) agree, to the extent applicable, to the 2014 Warrant Amendments; and

WHEREAS, the Company intends to enter into similar agreements with other holders of Warrants on the same terms as provided herein (the “Other Agreements”) to satisfy the Amendment Condition and the Minimum Condition;
NOW, THEREFORE, it is hereby agreed as follows:
1. 2014 Warrant Amendments. To the extent applicable, the Holder hereby agrees to the 2014 Warrant Amendments effective upon the consummation of the Offer and the satisfaction in full of both the Amendment Condition and the Minimum Condition, neither of which may be waived or modified without the Holder’s prior written consent, which may be given, withheld or conditioned in the Holder’s sole discretion. In the event that the Amendment Condition and the Minimum Condition are not satisfied and the Offer is not consummated on or prior to the Offer Expiration Time (as defined below), the agreement to amend the 2014 Warrants contained in this Section 1 shall be null and void.

2.The Offer. The Company hereby agrees that within one business day of its execution and delivery of this Agreement and the Other Agreements, the Company shall commence the Offer by (i) issuing a press release describing the Offer and the terms and conditions thereof, and (ii) mailing to the holders of Warrants written notice of the Offer and the terms and conditions thereof. The Company shall keep the Offer open for a minimum of twenty (20) business days and otherwise shall comply in all material respects with the requirements of applicable law, including without limitation, the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission adopted pursuant thereto. The Offer shall be expressly conditioned upon the satisfaction of both the Amendment Condition and the Minimum Condition, neither of which shall be waived or modified without the Holder’s prior written consent, which may be given, withheld or conditioned in the Holder’s sole discretion. The Company shall have the right to extend the Offer from time to time; provided, however, that the Offer shall expire no later than 5:00 P.M. on August 31, 2015 (the “Offer Expiration Time”). No later than one business day after the expiration of the Offer, the Company shall (i) issue a press release publicly announcing the expiration of the Offer and the results thereof and (ii) mail to the holders of Warrants written notice of the expiration of the Offer and the results thereof. As used in this Section 2 only, the term “business day” has the meaning ascribed thereto in Rule 14d-1(g)(3). As used elsewhere in this Agreement, the term “business day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

3.Warrant Exercise. The Holder hereby irrevocably agrees to exercise all (or, if less than all, in an equal number of 2013 Series A Warrants and 2013 Series B Warrants, which results in an average exercise price of $0.28125 per share, or an equal number of 2014 Series A Warrants and 2014 Series B Warrants, which results in an average exercise price of $0.3145 per share) of its Holder Warrants for cash at the applicable exercise price specified in the Offer effective upon consummation of the Offer and the satisfaction in full of both the Amendment Condition and the Minimum Condition, neither of which may be waived or modified without the Holder’s prior written consent, which may be given, withheld or conditioned in the Holder’s sole discretion. In the event that the Amendment Condition and the Minimum Condition are not satisfied and the Offer is not consummated on or prior to the Offer Expiration Time, the agreement to exercise contained in this Section 3 shall be null and void. The Company and the Holder agree that the Holder shall not be required to execute a separate notice of exercise to exercise the Holder Warrants. If the Offer is consummated, not later than the third business day following the Company’s public announcement of the expiration of the Offer, the Holder shall deliver to the Company, by wire transfer of immediately available funds, the aggregate exercise price for the Holder Warrants and the Holder Warrants, which shall be cancelled by the Company. Upon receipt of such exercise price and delivery of the Holder Warrants, the Company shall cause the transfer agent for the Common Stock to issue to the Holder or the Holder’s designee, one or more certificates, registered in the Holder’s name or as the Holder may otherwise direct, the shares of Common Stock for which the Holder Warrants have been exercised.

4.Representations, Warranties and Covenants of the Company. The Company hereby represents, warrants and covenants to the Holder as follows:
4.1.The Company has full power and authority and has taken all requisite action on the part of the Company, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of this Agreement and the Other Agreements, (ii) the authorization of the performance of all obligations of the Company hereunder or thereunder, and (iii) the making and consummation of the Offer in accordance with its terms, including the issuance and delivery of the shares of Common Stock issuable upon the exercise of the Holder Warrants pursuant to the Offer (the “Warrant Shares”).
4.2.This Agreement constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally and to general equitable principles and except as rights to indemnity and contribution may be limited by state or federal securities laws or public policy.
4.3.Neither the making of the Offer, nor the consummation of the Offer, including the issuance of the Warrant Shares, will obligate the Company to issue shares of Common Stock or other securities to any other person or entity (other than the Holder and the parties to the Other Agreement) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security, other than pursuant to the terms of the Offer.
4.4.Upon the due exercise of the Holder Warrants pursuant to the Offer, the Warrant Shares will be validly issued, fully paid and non-assessable free and clear of all Encumbrances, except for restrictions on transfer set forth in the transaction documents pursuant to which the Holder Warrants were originally issued or imposed by applicable securities laws and except for those created by the Holder. The Company has reserved a sufficient number of shares of Common Stock for issuance upon the exercise of the Holder Warrants pursuant to the Offer.
4.5.The authorization, execution, delivery and performance of this Agreement, the Other Agreements and the Offer require no consent of, action by or in respect of, or filing with, any person, entity, governmental body, agency, or official other than filings that have been made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws which the Company undertakes to file within the applicable time periods. Subject to the accuracy of the representations and warranties of the Holder set forth in Section 5 hereof, the Company has taken all action necessary to exempt the issuance of the Warrant Shares upon the due exercise of the Holder Warrants pursuant to the Offer, and (ii) the other transactions contemplated hereby and by the Other Agreements Documents from the provisions of any stockholder rights plan or other “poison pill” arrangement, any anti-takeover, business combination or control share law or statute binding on the Company or to which the Company or any of its assets and properties may be subject and any provision of the Company’s Articles of Incorporation or By-laws that is or could reasonably be expected to become applicable to the Holder as a result of the transactions contemplated hereby, including without limitation, the issuance of the Warrant Shares and the ownership, disposition or voting of the Holder Warrants or the Warrant Shares by the Holder or the exercise of any right granted to the Holder pursuant to this Agreement.
4.6.The authorization, execution, delivery and performance of this Agreement and the Other Agreements, the making and consummation of the Offer in accordance with its terms, and the authorization, issuance and sale of the Warrant Shares upon the due exercise of the Holder Warrants pursuant to the Offer will not (i) conflict with or result in a breach or violation of (a) any of the terms and provisions of, or constitute a default under the Company’s Articles of Incorporation or the Company’s By-laws, both as in effect on the date hereof, or (b) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, any subsidiary or any of their respective assets or properties, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Encumbrance or other adverse claim upon any of the properties or assets of the Company or any subsidiary or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material contract of the Company or any subsidiary.
4.7.Neither the Company nor any person acting on its behalf has provided the Holder or its agents or counsel with any information that constitutes or might constitute material, non-public information, other than the terms of the Offer. The written materials delivered to the Holder in connection with the transactions contemplated by this Agreement and the Other Agreements do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
4.8.The Warrant Shares constitute “Registrable Securities” pursuant to any registration rights agreement or similar agreement to which the Company and the Holder are a party. No later than five (5) business days after the expiration of the Offer, the Company shall take all action necessary to supplement any prospectus covering such Holder’s Registrable Securities to reflect the completion of the Offer and shall immediately notify the Holder of the filing thereof. From and after the filing of such supplement, the Holder shall be free to use such registration statement to effect resales of the Warrant Shares and the other Registrable Securities covered thereby. In the event that the Company does not timely comply with the requirements of this Section 4.8, the Holder shall be entitled to liquidated damages from the Company as if such failure constituted a late filing of a registration statement pursuant to the terms of any registration rights agreement or similar agreement to which the Company and the Holder are a party. The Holder shall be entitled to specifically enforce the provisions of this Section 4.8.
5.Representations and Warranties. The Holder hereby represents and warrants to the Company as follows:
5.1.If the Holder is an entity, the Holder is a validly existing corporation, limited partnership or limited liability company and has all requisite corporate, partnership or limited liability company power and authority to enter into this Agreement and to perform its obligations hereunder. If the Holder is an individual, the Holder is legally competent and has the legal capacity to enter into this Agreement and to perform his or her obligations hereunder.
5.2.The execution, delivery and performance by the Holder of this Agreement have been duly authorized and this Agreement constitutes the valid and legally binding obligation of the Holder, enforceable against the Holder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.
5.3.All investment representations and warranties previously made by the Holder to the Company in connection with the Holder’s acquisition of Holder Warrants regarding, among other things, the Holder’s status as an “accredited investor,” are hereby confirmed with respect to the Holder Warrants and the Warrant Shares.
5.4.The Holder owns the Holder Warrants beneficially and of record, free and clear of any liens, pledges, options, security interests, claims, third party rights, charges or any other restrictions or encumbrances of any nature whatsoever (collectively, “Encumbrances”), other than restrictions upon transferability of the Holder Warrants arising under applicable securities laws. There are no agreements (i) granting any option, warrant or right of first refusal with respect to the Holder Warrants to any person or entity, (ii) restricting the right of the Holder to exercise the Holder Warrants in accordance with their terms and the terms of the Offer, or (iii) restricting any other right of the Holder with respect to the Holder Warrants. Except as provided below, the Holder shall not (i) transfer, or consent to any transfer of, any or all of the Holder Warrants or any interest therein, or create or permit to exist any Encumbrance on the Holder Warrants, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Holder Warrants, or (iii) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder; provided, however, that the Holder shall have the right to sell or otherwise transfer some or all of its Holder Warrant to another person or entity provided, that (i) such sale or transfer complies with applicable securities laws, and (ii) the transferee enters into an agreement reasonably satisfactory to the Company agreeing to be bound by the terms hereof with respect to the Holder Warrants so sold or transferred to it. The Holder hereby acknowledges that the Company shall be entitled to refuse to effect the transfer of any Holder Warrants not in compliance with the terms of this Agreement.
6.Counterparts. This Agreement may be executed in the original or by facsimile in two or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument.

7.Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the Company and the Holder regarding the subject matter hereof and supersede all prior agreements and understandings, oral or written, between them with respect to the subject matter hereof. This Agreement may only be amended by an agreement in writing executed by all of the parties hereto.

8.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regards to the choice of laws principles thereof.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

IZEA, INC.

By: ______________________________________
Name:
Title:

[HOLDER NAME]

By: ______________________________________
Name:
Title:

Warrants owned by the Holder:
(if not applicable, insert “N/A” or similar notation)

2013 Series A Warrants: ________________

2013 Series B Warrants: ________________

2014 Series A Warrants: ________________

2014 Series B Warrants: ________________

Warrants being exercised by the Holder:

2013 Series A Warrants: ________________

2013 Series B Warrants: ________________

2014 Series A Warrants: ________________

2014 Series B Warrants: ________________

Total Purchase Price for all Warrants Exercised: $____________